Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

Medallion Financial Renews $150,000,000 Credit Facility

NEW YORK, N.Y. – December 12, 2013 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that, through a special purpose subsidiary, it had renewed a commercial paper conduit facility agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) as Agent for its conduit, Autobahn Funding Company LLC. The amounts under the facility will be available to provide the company with continued liquidity to finance and grow its taxi medallion portfolio. The facility covers taxicab medallion lending in New York City as well as Boston, Chicago and other cities throughout the United States. The facility amount is $150,000,000 and has a duration of three years.

Brian O’Leary, Medallion Financial’s Chief Credit Officer and Chief Operating Officer, stated, “Our DZ Bank credit facility is the longest term bank facility we have and provides us with a very favorable cost of funds. This three year commitment, together with our other funding sources such as Medallion Bank, ensures we have the funding necessary to continue to effectively grow the portfolio in the years ahead. Changes to the facility will now allow us to increase our lending concentrations in certain higher yielding markets outside of New York City. This facility also provides additional new benefits to us that will enable us to continue to grow our taxi medallion loan portfolio and we will continue to strive to be a market leader for the foreseeable future.”

Andrew Murstein, Medallion Financial’s President, stated, “The recent New York City taxi medallion auction established record high prices for taxicab medallions, with an average winning bid of $2.27 million for each two medallion mini-fleet. During December, we also closed a $45 million public offering of our common stock. We believe these events underscore the strong asset quality underlying our medallion loans and the continued positive performance of our medallion loan portfolio and our company overall.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.